EXHIBIT 99.1

Invitrogen Corporation Announces Pricing of $325 Million of 3.25% Senior Convertible Notes Due 2025

CARLSBAD, Calif., Jun 14, 2005 (BUSINESS WIRE) — Invitrogen Corporation (Nasdaq:IVGN) announced today the pricing of $325 million of 3.25% senior convertible notes due 2025 sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes an option to purchase up to an additional $25 million aggregate principal amount of the notes to cover over-allotments. The sale of the notes is expected to close on June 20, 2005.

Under certain circumstances the notes will be convertible into cash and, if applicable, the Company’s common stock at a conversion rate of 10.1781 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $98.25 per share). The official closing price for the Company’s common stock on June 14, 2005 was $77.06 per share.

In addition, the Company will pay contingent interest on the notes during any six-month period, beginning with the six month period commencing on June 15, 2011, if the average trading price of the notes is above a specified level.

The Company intends to use a portion of the net proceeds to pay off approximately $124 million borrowed under the Company’s revolving line of credit with Bank of America, N.A. The Company intends to use the balance of the net proceeds for potential acquisitions and for general corporate purposes, including the potential repayment or redemption of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.